Exhibit 4.7

EXECUTION VERSION

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), dated as of December 8, 2015, by and among FLUENT ACQUISITION I, INC., a Delaware corporation (the “Initial Borrower”), FLUENT, INC., a Delaware corporation (the “Target Borrower”), FLUENT ACQUISITION II, LLC (which, in connection with the Subsequent Merger, is changing its name to Fluent, LLC), a Delaware limited liability company (the “Ultimate Borrower”) (each of the Initial Borrower, the Target Borrower and the Ultimate Borrower, as applicable, the “Borrower”), IDI, INC., a Delaware corporation (“Parent”), the Subsidiary Guarantors (as defined in the Credit Agreement referenced below) and each other Person (as hereinafter defined) who guarantees, or grants a lien on its assets to secure, the Senior Obligations (as hereinafter defined), FROST GAMMA INVESTMENTS TRUST, a trust organized under the laws of the State of Florida (“Frost Gamma Trust”), as a Subordinated Creditor (as hereinafter defined), MICHAEL BRAUSER, a Florida resident (“Brauser”), as a Subordinated Creditor, BARRY HONIG, a Florida resident (“Honig”), as a Subordinated Creditor, and WHITEHORSE FINANCE, INC., a Delaware corporation, in its capacity as administrative agent (including any successor agent, the “Agent”) for the Lenders (as hereinafter defined).

R E C I T A L S

A. Borrower, each other “Borrower Party” party thereto, Agent and Lenders are, simultaneously with the execution and delivery of this Agreement, entering into a Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Initial Borrower, the Target Borrower, the Ultimate Borrower, Parent, the other Persons party thereto from time to time as Subsidiary Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”) and Agent, pursuant to which, among other things (i) the Lenders are willing to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions set forth in the Credit Agreement and (ii) the Borrower Parties (other than the Borrower) will guarantee the obligations of the Borrower under the Credit Agreement and certain other obligations.

B. Each of the Borrower Parties are, simultaneously with the execution and delivery of this Agreement, entering into a Security Agreement of even date herewith (as the same may be reaffirmed, amended, supplemented, restated or otherwise modified from time to time, and, collectively with the Credit Agreement and the other agreements, documents and instruments executed from time to time in connection therewith, as any of the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Documents”) pursuant to which, among other things, each of the Borrower Parties will grant a security interest on substantially all of its property to secure the obligations of Borrower under the Credit Agreement and certain other obligations.

C. Whereas, simultaneously with the execution and delivery of this Agreement, Parent is issuing (i) that certain Promissory Note in favor of Frost Gamma Trust in the original principal amount of $5,000,000, dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement, the “Frost Gamma Note”), (ii) that certain Promissory Note in favor of Brauser in the original principal amount of $4,000,000, dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement, the “Brauser Note”), and (iii) that certain Promissory Note in favor of Honig in the original principal amount of $1,000,000, dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement, the “Honig Note,” and, together with the Frost Gamma Note and Brauser Note, the “Subordinated Notes” and, each individually, a “Subordinated Note”).

D. As an inducement to and as one of the conditions precedent to the agreement of Agent and Lenders to consummate the transactions contemplated by the Credit Agreement and the other documents evidencing the Senior Obligations, Agent and Lenders required the simultaneous execution and delivery of this Agreement by each Subordinated Creditor and each Obligor.

NOW, THEREFORE, in order to induce Agent and Lenders to consummate the transactions contemplated by the Credit Agreement and the other documents evidencing the Senior Obligations, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. General Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Agent” shall have the meaning ascribed to such term in the preamble of this Agreement; provided that, after the consummation of any Permitted Refinancing, the term “Agent” shall also refer to any Person appointed by the applicable Lenders as agent for themselves for the purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble hereof.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of obligations or indebtedness.

“Borrower” has the meaning set forth in the preamble hereof.

“Brauser Fee Letter” means that certain fee letter dated as of the date hereof by and between Brauser and Parent, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement.

“Business Day” means any day of the year that is not a Saturday, a Sunday or a day on which banks are required or authorized to close in New York City.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents of such Person’s equity capital, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Credit Agreement” has the meaning set forth in the recitals hereof.

“Documents” means, collectively, the Loan Documents, the Permitted Refinancing Loan Documents and the Subordinated Debt Documents.

“Frost Gamma Fee Letter” means that certain fee letter dated as of the date hereof by and between Frost Gamma and Parent, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Honig Fee Letter” means that certain fee letter dated as of the date hereof by and between Honig and Parent, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement.

“Lender” means any “Lender” from time to time party to the Credit Agreement or any Permitted Refinancing Loan Document.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” has the meaning set forth in the recitals hereof.

“Obligor” means the Borrower, Parent, the Subsidiary Guarantors and each other Person who guarantees, or grants a Lien on its asset to secure, the Senior Obligations.

“Paid in Full” or “Payment in Full” means the indefeasible payment in full in cash of all Senior Obligations (including, after consummation of a Permitted Refinancing, the Permitted Refinancing Loan Documents) and termination of all commitments to lend under the Loan Documents and Permitted Refinancing Loan Documents. Senior Obligations shall be considered to be outstanding whenever any loan commitment under the Credit Agreement or Permitted Refinancing Loan Documents is outstanding.

“Parent” has the meaning set forth in the preamble hereof.

“Party” means party to this Agreement (other than the Obligors).

“Permitted Prepayment” means the prepayment in cash of amounts (including, without limitation, all principal, interest, fees and expenses) payable under the Subordinated Notes, which prepayment shall be made using solely the Net Cash Proceeds (as defined in the Credit Agreement or the Permitted Refinancing Loan Documents) of the issuance of Equity Interests (as defined in the Credit Agreement or the Permitted Refinancing Loan Documents) of Parent, in each case so long as (i) such prepayment is expressly permitted under the Credit Agreement (or the Permitted Refinancing Loan Documents) and (ii) no Senior Default exists and is continuing at the time of (or would result from) such prepayment.

“Permitted Refinancing” means any refinancing or replacement of all or any portion of the Senior Obligations, or the commitments to provide Senior Obligations, under the Loan Documents pursuant to Permitted Refinancing Loan Documents.

“Permitted Refinancing Loan Documents” means any financing documentation which replaces the Loan Documents in whole or in part and pursuant to which the Senior Obligations or commitments under the Loan Documents or any Permitted Refinancing Loan Documents are refinanced or replaced, in whole or in part, as such financing documentation may be amended, supplemented, restated or otherwise modified from time to time.

“Permitted Subordinated Debt Payments” means:

(a) Permitted Subordinated PIK Interest; and

(b) the Permitted Prepayment;

in each instance, due and payable in accordance with, or, in the case of the Permitted Prepayment, as permitted under, the terms of the Subordinated Debt Documents as in effect on the date hereof or as modified in accordance with the terms of this Agreement.

“Permitted Subordinated PIK Interest” means regularly scheduled payments of interest on the Subordinated Debt payable in kind (including by capitalizing such interest as principal) at the non-default paid in kind rate of interest of ten percent (10%) per annum, as the same may be increased to the extent permitted pursuant to the terms hereof.

“Person” means an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, other entity or Governmental Authority.

“Proceeding” means, as to any Obligor, any of the following: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar statutory or common law arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Proof of Claim” has the meaning set forth in Section 2.3D hereof.

“Recovery” has the meaning set forth in Section 16 hereof.

“Senior Creditors” means the Agent, the Lenders and the other Persons from time to time holding Senior Obligations.

“Senior Default” means any “Default” or “Event of Default” under any of the Loan Documents or the Permitted Refinancing Loan Documents.

“Senior Obligations” means the “Obligations,” as such term is defined in the Credit Agreement, including, without limitation, all interest, fees, expenses, indemnities, reimbursement obligations and all interest, fees, and charges with respect to any “Obligations”, in each instance, whether accrued before or after the commencement of a Proceeding and without regard to whether or not an allowed or allowable claim, and all obligations and liabilities incurred with respect to initial or successive Permitted Refinancings, together with any amendments, restatements, supplements, modifications, renewals or extensions of any thereof permitted hereunder. To the extent that any payment with respect to the Senior Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Subordinated Creditor” means each Subordinated Creditor which is signatory to this Agreement and any other holder of a Subordinated Note or any other Subordinated Debt from time to time.

“Subordinated Debt” means all of the obligations and liabilities of Obligors to Subordinated Creditors evidenced by the Subordinated Notes and all other amounts and other obligations and liabilities now or hereafter owed by Obligors to Subordinated Creditors pursuant to the Subordinated Debt Documents.

“Subordinated Debt Documents” means the Subordinated Notes, the Frost Gamma Fee Letter, the Brauser Fee Letter, the Honig Fee Letter and all other documents and instruments evidencing, securing or pertaining to any portion of the Subordinated Debt, as amended, supplemented, restated or otherwise modified from time to time.

“Subordinated Debt Enforcement Action” means (a) to take from or for the account of any Obligor (other than Permitted Subordinated Debt Payments otherwise permitted to be made hereunder) or any other Person (other than as consideration (payable by a Person other than an Obligor) for the sale, assignment, disposal or transfer of all or any portion of the Subordinated Debt to a Person (other than an Obligor) in accordance with Section 2.5), by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Obligor with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against any Obligor or any other Person to (i) enforce payment or performance of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial or non-judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, including, without limitation, the commencement of a Proceeding, (c) to accelerate the Subordinated Debt, (d) to exercise any put option or to cause any Obligor to honor any redemption or mandatory prepayment obligation under any Subordinated Debt Document, (e) to notify account debtors or directly collect accounts receivable or other payment rights of any Obligor, (f) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to, with respect to the Subordinated Debt, enforce, foreclose upon, take possession of or sell any property or assets of any Obligor or any other Person, (g) to exercise in any other manner any remedies with respect to the Subordinated Debt set forth in any Subordinated Debt Document or that otherwise might be available to any Subordinated Creditor at law, in equity, pursuant to judicial proceeding or otherwise or (h) commence any legal proceedings or actions against or with respect to any Obligor or any of such Obligor’s assets for the purpose of effecting or facilitating any of the actions described in clauses (a) through (g) above.

“Subordinated Default” means a default in the payment of the Subordinated Debt, or performance of any term, covenant or condition contained in the Subordinated Debt Documents or the occurrence of any other event or condition constituting an event of default under the Subordinated Debt Documents.

“Subordinated Default Notice” means a written notice to Agent pursuant to which Agent is notified of the existence of a Subordinated Default, which notice incorporates a reasonably detailed description of such Subordinated Default.

“Subordinated Notes” has the meaning set forth in the recitals hereof.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Capital Securities of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

1.2 Certain Matters of Construction. Unless otherwise stated or the context clearly requires otherwise: (a) references to Agent will refer to Agent acting on behalf of itself and on behalf of all of the other Senior Creditors; (b) definitions of terms apply equally to the singular and plural forms; pronouns will include the corresponding masculine, feminine, and neuter forms; (c) “will” and “shall” have the same meaning; (d) in computing periods from a specified date to a later specified date, (i) the words “from” and “commencing on” (and the like) mean “from and including,” (ii) the words “to,” “until” and “ending on” (and the like) mean “to but excluding” and (iii) the word “through” means “to and including”; (e) except as otherwise provided in this Agreement, any action permitted under this Agreement may be taken at any time and from time to time; (f) all indications of time of day mean New York City time; (g) “including” means “including, but not limited to”; (h) “A or B” means “A or B or both”; (i) references to a statute refer to the statute and all regulations promulgated under or implementing the statute as in effect at the relevant time, references to a specific provision of a statute or regulation include successor provisions; (j) references to a section of the Bankruptcy Code also refer to any similar provision of other Bankruptcy Law; (k) references to an agreement (including this Agreement) refer to the agreement as the same may be amended, supplemented or modified at the relevant time; (l) references to a Governmental Authority include any successor Governmental Authority; (m) section references refer to sections of this Agreement, references to numbered sections refer to all included sections, and references to a section or article in an agreement, statute, or regulation include successor and renumbered sections and articles of that or any successor agreement, statute, or regulation; (n) references to a Person include the Person’s permitted successors and assigns; (o) “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement in its entirety and not to any particular provision; and (p) “asset” and “property” have the same meaning and refer to both real and personal, tangible and intangible assets and property, including cash, securities, accounts, and general intangibles, wherever located. Unless otherwise expressly stated, if a Party may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Party but is intended to have substantially the same effects as the prohibited action.

2. Subordination of Subordinated Debt to Senior Obligations.

2.1 Subordination. The payment and performance of any and all of the Subordinated Debt is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Payment in Full of the Senior Obligations. Each holder of Senior Obligations, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Obligations in reliance upon the provisions contained herein. The parties hereto intend that this Agreement be enforceable in any Proceeding.

2.2 Restriction on Payments to Subordinated Creditors. Notwithstanding any provision of the Subordinated Debt Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities or other property or by set-off or recoupment) of principal, interest or any other amount with respect to the Subordinated Debt shall be made or received, and no Subordinated Creditor shall exercise any right of set-off or recoupment with respect to any Subordinated Debt, until all of the Senior Obligations are Paid in Full; provided, however, Obligors may make and Subordinated Creditors may accept and retain Permitted Subordinated Debt Payments.

2.3 Proceedings. In the event of a Proceeding:

A. all Senior Obligations first shall be Paid in Full before any payment (whether made in cash, securities or other property) of or with respect to the Subordinated Debt shall be made;

B. any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Debt, shall be paid or delivered directly to Agent (to be held and/or applied by Agent to the repayment of any and all then outstanding Senior Obligations in accordance with the terms of the Credit Agreement or the Permitted Refinancing Loan Documents) until all Senior Obligations are Paid in Full, and each Subordinated Creditor irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and each Subordinated Creditor also irrevocably authorizes, empowers and directs Agent to demand, sue for, collect and receive every such payment or distribution;

C. each Subordinated Creditor agrees to execute and deliver to Agent or its representative all such further instruments confirming the authorization referred to in the foregoing clause (B);

D. each Subordinated Creditor agrees that if any holder of Subordinated Debt has not filed any proof of claim or other instrument of similar character necessary to enforce the obligations of any Obligor in respect of the Subordinated Debt (a “Proof of Claim”) held by such holder within fifteen (15) days before the expiration of the time to file the same, then and in such event, but only in such event, Agent may notify such holder of such fact in writing and include a statement to the effect that Agent may pursuant to this Section 2.3, if such Proof of Claim is not so filed by such holder of Subordinated Debt at least five (5) days before the expiration of the time to file the same, as an attorney-in-fact for such holder of Subordinated Debt, file such Proof of Claim on behalf of such holder of Subordinated Debt. At any time within five (5) days prior to the expiration of the time to file such Proof of Claim, if such holder of Subordinated Debt has not so filed the same, Agent may (if it has complied with the notice provisions in the immediately preceding sentence), as attorney-in-fact for such holder of Subordinated Debt and at the expense of Obligors, file such Proof of Claim and such holder of Subordinated Debt appoints Agent as an attorney-in-fact for such holder of Subordinated Debt, to so file any such Proof of Claim; provided that Agent shall have no obligation to make any such filings. In the event Agent makes any filing in accordance with the authority granted hereby, no holder of Subordinated Debt shall be entitled to amend or otherwise modify such filing. Notwithstanding the foregoing, the Subordinated Creditors shall nevertheless retain, exclusively, all rights to enforce and to vote all Proofs of Claim and otherwise to act in any Proceeding in their capacity as such Subordinated Creditors (including the right to vote to accept or reject any plan of reorganization, composition, arrangement or liquidation in a manner not inconsistent with the terms hereof) to the fullest extent provided by applicable law but subject to the terms of this Agreement; and

E. the Senior Creditors will be entitled to interest, fees, and charges accruing after the commencement of such Proceeding with respect to the Senior Obligations, in each instance, (i) whether accrued before or after the commencement of such Proceeding and (ii) whether or not such interest, fees and charges would be allowed or allowable in such Proceeding.

F. The Senior Obligations shall continue to be treated as Senior Obligations and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Senior Creditors and Subordinated Creditors even if all or part of the Senior Obligations or the Liens securing the Senior Obligations are subordinated, set aside, avoided or disallowed in connection with any such Proceeding.

2.4 Incorrect Payments Received by Subordinated Creditor. If any payment (whether made in cash, securities or other property) not permitted under this Agreement is received by any Subordinated Creditor on account of the Subordinated Debt before all Senior Obligations are Paid in Full, such payment shall not be commingled with any asset of such Subordinated Creditor, shall be held in trust by such Subordinated Creditor for the benefit of the Senior Creditors and shall immediately be paid over to Agent, or its designated representative, for application (in accordance with the Credit Agreement or the Permitted Refinancing Loan Documents) to the payment of the Senior Obligations then remaining unpaid, until all of the Senior Obligations are Paid in Full.

2.5 Sale or Transfer of Subordinated Debt. No Subordinated Creditor shall sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Debt without the prior written consent of the Agent. Notwithstanding anything to the contrary contained herein, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon the successors and assigns of each Subordinated Creditor, as provided in Section 10 below.

2.6 Legends. Until the Senior Obligations are Paid in Full, each of the Subordinated Debt Documents at all times shall contain in a conspicuous manner the following legend:

“This Note [or other Subordinated Debt Document] and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”) dated as of December 8, 2015 among the Fluent Acquisition I, a Delaware corporation, Fluent, Inc., Delaware corporation, Fluent, LLC (f/k/a Fluent Acquisition II, LLC), a Delaware limited liability company, IDI, INC., a Delaware corporation, the other Obligors (as defined therein), Frost Gamma Investments Trust, a trust organized under the laws of the State of Florida, as a subordinated creditor, Michael Brauser, a Florida resident, as a subordinated creditor, Barry Honig, a Florida resident, as a subordinated creditor, and WhiteHorse Finance, Inc., a Delaware corporation, as administrative agent, to the Senior Obligations (as defined in the Subordination Agreement); and each holder of this Note [or other Subordinated Debt Document], by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.”

2.7 Restriction on Action by Subordinated Creditors.

A. Modifications to Subordinated Debt Documents. Until the Senior Obligations are Paid in Full and notwithstanding anything contained in the Subordinated Debt Documents, the Credit Agreement, the other Loan Documents or the Permitted Refinancing Loan Documents to the contrary, no Subordinated Creditor shall, without the prior written consent of Agent , agree to any amendment, modification or supplement to the Subordinated Debt Documents, the effect of which is to:

i. increase the maximum principal amount of the Subordinated Debt (other than as a result of Permitted Subordinated PIK Interest),

ii. provide for cash pay interest on any of the Subordinated Debt,

iii. increase the paid in kind rate of interest on any of the Subordinated Debt,

iv. advance the dates upon which payments of principal or interest on the Subordinated Debt are due,

v. change in a manner adverse to any Obligor or add any event of default or add or make more restrictive any covenant with respect to the Subordinated Debt,

vi. change in a manner adverse to an Obligor the redemption, prepayment or put provisions of the Subordinated Debt,

vii. alter the subordination provisions with respect to the Subordinated Debt, including, without limitation, subordinating the Subordinated Debt to any other debt,

viii. alter the repayment terms of the Subordinated Debt in a manner adverse to any Obligor,

ix. take any Liens in any assets of any Obligor or any of its subsidiaries or any other assets securing the Senior Obligations,

x. obtain any guaranties or credit support from any Person,

xi. change or amend any other term of the Subordinated Debt Documents if such change or amendment would increase the obligations of any Obligor or confer additional material rights on any Subordinated Creditor or any other holder of the Subordinated Debt in a manner adverse to any Obligor or the Senior Creditors, or

xii. impose restrictions on amendments or modifications of the Senior Obligations or Loan Documents in addition to those set forth in Section 3(b).

B. Subordinated Debt Standstill Provisions. Until the Senior Obligations are Paid in Full, no Subordinated Creditor shall, without the prior written consent of Agent, take any Subordinated Debt Enforcement Action.

C. In the event that any Subordinated Creditor obtains any Liens in the collateral securing Senior Obligations in violation of Section 2.7A(ix) or Section 18 of this Agreement, such Liens shall be void and shall be immediately and automatically released when purported to be granted without further action of any Person. In furtherance of the foregoing, each Subordinated Creditor (i) shall (or shall cause their agent) to promptly execute and/or deliver to Agent such termination statements and releases as Agent shall request to effect the release of the Liens of such Subordinated Creditor in such collateral, (ii) shall be deemed to have authorized Agent to file any and all termination statements required by Agent in respect of such Liens and (iii) hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or otherwise, to execute and deliver any document or instrument which such Subordinated Creditor may be required to deliver pursuant to this Section 2.7C.

3. Continued Effectiveness of This Agreement; Modifications to Senior Obligations.

(a) Effectiveness. The terms of this Agreement, the subordination effected hereby, and the rights and the obligations of Subordinated Creditors and the Senior Creditors arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (i) any amendment or modification of or supplement to the Credit Agreement, any other Loan

Document or any Permitted Refinancing Loan Document (to the extent such amendment, modification or supplement is not prohibited under the terms of this Agreement) or any Subordinated Debt Document; (ii) the validity or enforceability of any of such documents; or (iii) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Obligations or the Subordinated Debt or any of the instruments or documents referred to in clause (i) above.

(b) Modifications to Senior Obligations.

(i) Agent and Lenders may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor, or affecting the rights of Agent or the other Senior Creditors, and without impairing or releasing the obligations of any Subordinated Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any Senior Obligations, or amend, supplement, restate or otherwise modify in any manner any Loan Document or Permitted Refinancing Loan Document;

(ii) Notwithstanding any provision contained in the Subordinated Debt Documents to the contrary, the Obligors, Agent and Lenders may at any time and from time to time without the consent of or notice to any Subordinated Creditor and without violating any Subordinated Debt Document or creating any Subordinated Default, amend the payment waterfall provisions contained in the Loan Documents or Permitted Refinancing Loan Documents, create or add new tranches of Senior Obligations, and/or reallocate all or a portion of the Senior Obligations to the principal amount of one or more newly created loan tranches or facilities (which new tranches or facilities shall constitute “Senior Debt” hereunder, subject to the proviso below), each of which (and/or the Liens securing same) may be contractually senior, junior or pari passu to the then existing or thereafter arising Senior Obligations (and/or the Liens securing same) and contain such terms and provisions to be determined and agreed among the Obligors (or any one or more of them), Agent, and relevant Lenders.

4. Representations and Warranties.

4.1 Subordinated Creditor Representations. Each Subordinated Creditor hereby represents and warrants (as to itself and not as to any other Subordinated Creditor) to the Senior Creditors as follows:

(a) Existence and Power. Such Subordinated Creditor is duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, as applicable.

(b) Authority. Such Subordinated Creditor has the power and authority to execute, deliver and perform its obligations under this Agreement, all of which have been duly authorized by all proper and necessary action.

(c) Binding Agreements. This Agreement constitutes the legal, valid and binding obligation of such Subordinated Creditor, enforceable against such Subordinated Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

(d) Conflicting Agreements. The execution, delivery and performance of this Agreement by such Subordinated Creditor does not (a) contravene the terms of such Subordinated Creditor’s organization documents, (b) conflict with or result in any material breach or contravention of, or result in the creation of any lien under, any material contract or agreement to which such Person is a party or to which its property is subject or any order, injunction, writ or decree of any governmental authority to which such Person or its property is subject or (c) violate any law, rule or regulation binding upon such Person or its property.

(e) No Divestiture. On the date hereof, the Subordinated Creditors party hereto are the collective current owners and holders of the Subordinated Note and all other Subordinated Debt Documents.

(f) Default under Subordinated Debt Documents. Upon the execution thereof, no default will exist under or with respect to the Subordinated Note or any of the other Subordinated Debt Documents.

4.2 Agent Representations. Agent hereby represents and warrants to Subordinated Creditors as follows:

(a) Existence and Power. Agent is duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, as applicable.

(b) Authority. Agent has the power and authority to execute, deliver and perform its obligations under this Agreement, all of which have been duly authorized by all proper and necessary action.

(c) Binding Agreements. This Agreement constitutes the legal, valid and binding obligation of Agent, enforceable against Agent and the other Senior Creditors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

(d) Conflicting Agreements. The execution, delivery and performance of this Agreement by Agent does not (a) contravene the terms of Agent’s organizational documents, (b) conflict with or result in any material breach or contravention of, or result in the creation of any lien under, any material contract or agreement to which Agent is a party or to which its property is subject or any order, injunction, writ or decree of any governmental authority to which Agent or its property is subject or (c) violate any law, rule or regulation binding upon Agent or its property.

5. Cumulative Rights, No Waivers. Each and every right, remedy and power granted to Agent and the other Senior Creditors hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein, in the Credit Agreement, the other Loan Documents or Permitted Refinancing Loan Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Agent or the other Senior Creditors, as applicable, from time to time, concurrently or independently and as often and in such order as Agent or the other Senior Creditors, as applicable, may deem expedient. Any failure or delay on the part of Agent or any other Senior Creditor in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect Agent’s or other Senior Creditor’s right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of Agent’s or other Senior Creditor’s rights hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto. Each Party may demand specific performance of this Agreement and, on behalf of itself and, in the case of the Agent, the other Senior Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by any Senior Creditor or any Subordinated Creditor.

6. Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by Agent or any Subordinated Creditor therefrom, shall not be effective in any event unless the same is in writing and signed by Agent and the holders of greater than fifty percent (50%) of the then outstanding principal balance of the Subordinated Notes, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any Subordinated Creditor in any event not specifically required of Agent hereunder shall not entitle any Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

7. Additional Documents and Actions. Each Subordinated Creditor at any time, and from time to time, after the execution and delivery of this Agreement, upon the request of Agent and at the expense of Borrower, promptly will execute and deliver such further documents and do such further acts and things as Agent may reasonably request in order to effect fully the purposes of this Agreement.

8. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 8. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to Frost Gamma:	Frost Gamma Investments Trust 4400 Biscayne Blvd., 15th Floor Miami, Florida 33137 Attention: Veronica Miranda Telecopy: 305-575-6518

If to Brauser:	Michael Brauser 555 S. Federal Hwy #450 Boca Raton, Florida 33432 Telecopy: 305-576-9298

If to Brauser:	Barry Honig 555 S. Federal Hwy #450 Boca Raton, Florida 33432 Telecopy: 561-235-5379

If to any Obligor:	Fluent, LLC 33 Whitehall Street, 15th Floor New York, NY 10004 Attention: Ryan Schulke and Derek Dubner Telecopy: 646-607-1910

with a copies to:

IDI, Inc.

2650 North Military Trail, Suite 300

Boca Raton, FL 33431

Attention: Derek Dubner

Telecopy: 561-571-2712

Akerman LLP

One Southeast Third Avenue, Suite 2500

Miami, FL 33131

Attn: Teddy Klinghoffer, Esq.

Telecopy: 954-463-2224

If to Agent:	600 Fifth Avenue 24th Floor New York, NY 10020 Attn: Pankaj Gupta Email: pgupta@higwhitehorse.com Telecopy: 212-506-0559

with copies to:	155 N. Wacker Drive Suite 4150 Chicago, IL 60606 Attn: John Yeager Email: jyeager@higwhitehorse.com Telecopy: 312-345-5999 and

Latham & Watkins LLP 330 N. Wabash Avenue, Suite 2800 Chicago, IL 60611 Attn: Noah Weiss Email: noah.weiss@lw.com Telecopy: 312-993-0767

Any party hereto may change the address to which notices shall be directed under this Section 8 by giving ten (10) days’ written notice of such change to the other parties.

9. Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

10. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the Senior Creditors, the Subordinated Creditors, and Obligors.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Delivery of an executed signature page of this Agreement (or any notice or agreement delivered pursuant to the terms hereof) by facsimile transmission or electronic transmission shall be deemed an original signature page hereto.

12. Defines Rights of Creditors; Subrogation.

A. The provisions of this Agreement are solely for the purpose of defining the relative rights of Subordinated Creditors and the Senior Creditors and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, any Obligor. As between the Obligors and the Subordinated Creditors, nothing contained herein shall impair the unconditional and absolute obligation of the Obligors to the Subordinated Creditors to pay the Subordinated Debt as such Subordinated Debt shall become due and payable in accordance with the Subordinated Debt Documents. The failure of any Obligor to make any payment to any Subordinated Creditor due to the operation of this Agreement shall not be construed as prohibiting the occurrence of a Subordinated Default.

B. Subject to the Payment in Full of the Senior Obligations, in the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Debt shall have been applied pursuant to this Agreement to the payment of Senior Obligations, then and in each such event, the holders of the Subordinated Debt shall be subrogated to the rights of each holder of Senior Obligations to receive any further payment or distribution in respect of or applicable to the Senior Obligations; and, for the purposes of such subrogation, no payment or distribution to the Senior Creditors of any cash, property or securities to which any holder of Subordinated Debt would be entitled except for the provisions of this Agreement shall, and no payment over pursuant to the provisions of this Agreement to the Senor Creditors by the Subordinated Creditors shall, as between any Obligor, its creditors other than the Senior Creditors and the Subordinated Creditors, be deemed to be a payment by such Obligor to or on account of Senior Obligations.

13. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.

14. Statement of Debt to Subordinated Creditors. Borrower will furnish to (a) Agent upon demand, a statement of the indebtedness owing from Obligors to Subordinated Creditors, and will give Agent access to the books of Obligors in accordance with the Credit Agreement so that Agent can make a full examination of the status of such indebtedness, and (b) each Subordinated Creditor upon demand, a statement of the total indebtedness owing from Obligors to the Senior Creditors, and will give each Subordinated Creditor access to the books of Obligors in accordance with the Subordinated Debt Documents so that each Subordinated Creditor can make a full examination of the status of such indebtedness.

15. Headings. Headings used in this Agreement are for convenience only and shall not affect the interpretation of any provision hereof.

16. Avoidance Issues; Termination; Reinstatement. This Agreement shall terminate upon the Payment in Full of the Senior Obligations. If a holder of Senior Obligations receives payment or property on account of Senior Obligations and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or an Obligor or an the estate of an Obligor (a “Recovery”), then, to the extent of the Recovery, the Senior Obligations intended to have been satisfied by the payment will be reinstated as Senior Obligations on the date of the Recovery and the Senior Obligations will be deemed not to be Paid in Full for all purposes hereunder. If this Agreement is purported to be terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereunder from the date of reinstatement. Upon any such Recovery, each Subordinated Creditor will deliver to Agent any payments in respect of the Subordinated Debt received between (x) the date that the Senior Obligations were previously purported to be Paid in Full and (y) the date of such Recovery that would not have been permitted under the terms of this Agreement had this Agreement remained effective during that period. No Subordinated Creditor may benefit from a Recovery, and any distribution made to a Subordinated Creditor as a result of a Recovery will be paid over to the Agent for application to the Senior Obligations.

17. Subordinated Default Notice. Subordinated Creditors and Borrower each shall provide Agent with a Subordinated Default Notice upon the occurrence of each Subordinated Default, and Subordinated Creditors and Borrower each shall notify Agent in the event such Subordinated Default is cured or waived.

18. No Contest of Senior Obligations or Liens; No Security for Subordinated Debt. Each Subordinated Creditor agrees that it will not, and will not encourage any other Person to, at any time, contest the validity, perfection, priority or enforceability of the Senior Obligations or Liens in any collateral granted to Agent pursuant to the Credit Agreement, the other Loan Documents or the Permitted Refinancing Loan Documents or accept or take any collateral security for the Subordinated Debt.

19. Governing Law. All matters arising out of, in connection with or relating to this Agreement, including, without limitation, their validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof or thereof and any determinations with respect to post-judgment interest), shall be construed in accordance with and governed by the laws of the State of New York.

20. Submission to Jurisdiction. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY AGENT OR ANY SENIOR CREDITOR WITH RESPECT TO THIS AGREEMENT, EACH SUBORDINATED CREDITOR AND EACH OBLIGOR HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND EACH OBLIGOR HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE BORROWER, OR SUCH OTHER PERSON AS SUCH OBLIGOR SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL BE EXCLUSIVE; PROVIDED THAT THE AGENT AND THE SENIOR CREDITORS, OR ANY OF THEM, RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY SUBORDINATED CREDITOR AND ANY BORROWER PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY PARTY HERETO OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT.

22. Waiver of Consolidation. Each Subordinated Creditor acknowledges and agrees that (i) Obligors are each separate and distinct entities; and (ii) it will not at any time insist upon, plead or seek advantage of any substantive consolidation, piercing the corporate veil or any other order or judgment that causes an effective combination of the assets and liabilities of Obligors in any case or proceeding under Title 11 of the United States Code or other similar proceeding.

23. Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

24. Credit Analysis. The Senior Creditors and the Subordinated Creditors shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and all other endorsers, obligors or guarantors of the Senior Obligations and the Subordinated Debt and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations and the Subordinated Debt, as applicable, and have made and shall continue to make, independently and without reliance upon each other, their own credit analysis and decision in entering into the Documents to which they are parties and taking or not taking any action thereunder. None of the Senior Creditors or the Subordinated Creditors shall have any duty to advise any Senior Creditor or any Subordinated Creditor of information known to it regarding such condition or any such other circumstances, and no disclosure of any such information shall create any obligation to provide any further information or be deemed to constitute or require any representation or warranty from the disclosing Senior Creditor or Subordinated Creditor, as applicable, regarding that or any other information. No Senior Creditor or Subordinated Creditor assumes any liability to any other Senior Creditor, Subordinated Creditor or to any other Person with respect to: (i) the financial or other condition of Obligors and all other endorsers, obligors or guarantors of the Senior Obligations and the Subordinated Debt, (ii) the enforceability, validity, value or collectibility of the Senior Obligations, the Subordinated Debt, any collateral therefor or any guarantee or security which may have been granted in connection with any of the Senior Obligations or the Subordinated Debt, or (iii) any Obligor’s title or right to transfer any collateral or security or (iv) any other circumstance that might bear on the risk of nonpayment of the Senior Obligations or the Subordinated Debt.

25. Waiver of Claims. To the maximum extent permitted by law, each party hereto waives any claim it might have against any Senior Creditor or any Subordinated Creditor with respect to, or arising out of, any action or failure to act or any error of judgment or negligence, mistake or oversight whatsoever on the part of any other party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the collateral securing the Senior Obligations in accordance with this Agreement. None of the Senior Creditors or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the collateral securing the Senior Obligations or for any delay in doing so or shall be under any obligation to dispose of any Collateral upon the request of any Obligor, any other Senior Creditor, any Subordinated Creditor or any other Person or to take any other action whatsoever with regard to such collateral or any part thereof.

26. Survival. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Proceeding. Each Subordinated Creditor hereby waives any and all rights it may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

OBLIGORS:

IDI, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-Chief Executive Officer

IDI HOLDINGS, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

INTERACTIVE DATA, LLC

By: IDI Holdings, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

FLUENT ACQUISITION I, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: President

FLUENT, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Vice President

FLUENT ACQUISITION II, LLC

By: IDI, Inc., as Manager

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-Chief Executive Officer

Signature Page to Subordination Agreement

AMERICAN PRIZE CENTER LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

DELIVER TECHNOLOGY LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

FIND DREAM JOBS, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

FLUENT MEDIA LABS, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

REWARD ZONE USA LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

REWARDSFLOW LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

SAMPLES & SAVINGS, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

Signature Page to Subordination Agreement

SEARCH WORKS MEDIA, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

SEA OF SAVINGS, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

Signature Page to Subordination Agreement

AGENT:

WHITEHORSE FINANCE, INC.,
as the Administrative Agent

By:	/s/ Gerhard Lombard
Name: Gerhard Lombard
Title: Chief Financial Officer

Signature Page to Subordination Agreement

SUBORDINATED CREDITORS:

FROST GAMMA INVESTMENTS TRUST

By:	/s/ Phillip Frost
Name: Phillip Frost, M.D.
Title:	Trustee

/s/ Michael Brauser
Michael Brauser

/s/ Barry Honig
Barry Honig

Signature Page to Subordination Agreement